EXHIBIT 99.1


March 16, 1999

Dear Shareholders:

     On Friday, March 12, 1999, we had our first shareholders meeting with the new Tanner's management and Board in place.

     We had a quorum represented at the meeting and passed the two proposals as presented in the proxy materials:

     1.   We increased our authorized shares of common stock to 200,000,000.

     2.   We changed our name to Tanner's Restaurant Group, Inc.

     Thank you for your support. I'd like to apologize to our shareholders for not being more proactive in communicating to you about Tanner's. We have been working diligently to finalize our funding, clean up old obligations and ensure that our new management team is solidly in place. This has all been done and we are looking forward to our future.

     We are currently finalizing our year-end audit and will file our form 10-KSB annual report with the SEC shortly. Tim Robinson, our CFO, has dropped the old Harvest web site but will have a new site by May under the name, "www.ricktanners.com". You should be able to review all of the current happenings on an up-to-date basis. We also plan a more active shareholder mailing campaign to help familiarize investors with our business and our future.

     Currently, there are 11 company owned/managed Tanner's restaurants in the greater Atlanta market and also one franchise store. All stores feature chicken fingers, BBQ ribs and pork, rotisserie chicken platters, salads, sandwiches and fifteen fresh vegetables. Large portions served at table-side, at reasonable prices that appeal to a broad range of customers.

     Our operations focus is to continue building sales and maximizing store level economics. We are taking a hard look at poor performing stores for specific action plans. We have one new store under construction and one about to start in early April. We are excited by our new funding and the new growth horizons now available to us.

     In summary, our new corporate structure, the infusion of capital, and the complete focus of our Board and management team on developing proven restaurant concepts, should give us a great opportunity to improve shareholder value - for all of us.

Sincerely,

/s/ Clyde E. Culp
-----------------
Chairman